UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________
FORM 8-K
______________
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) January 2, 2020 (December 30, 2019)
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POOL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware		0-26640	36-3943363
(State or other jurisdiction of		(Commission	(I.R.S. Employer
incorporation or organization)		File Number)	Identification No.)

109 Northpark Boulevard,
Covington,	Louisiana		70433-5001
(Address of principal executive offices)			(Zip Code)
(985) 892-5521
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	POOL	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 30, 2019, Pool Corporation (the "Company") and certain of its subsidiaries (the "Guarantors") entered into a $185,000,000 term facility (the "Term Facility") with Bank of America, N.A. (the "Lender"). The Term Facility is evidenced by a Credit Agreement (the "Credit Agreement") among the Company, as Borrower, the Guarantors and the Lender. The Term Facility matures on December 30, 2026 (the "Maturity Date"). Proceeds from the Term Facility will be used to pay down the Company's revolving credit facility, adding capacity for future share repurchases, acquisitions and growth-oriented working capital expansion. The Company may prepay amounts outstanding under the Term Facility without penalty (other than interest breakage costs), and the Term Facility will be repaid in quarterly installments of 1.250% of the Term Facility on the last business day of each quarter beginning with the first quarter of 2020. The total of the quarterly payments will be equal to 33.75% of the Term Facility with the final principal repayment equal to 66.25% of the Term Facility due on the Maturity Date.

The Company may elect borrowings under the Term Facility to be base rate borrowings or Eurodollar rate borrowings. Base Rate borrowings by the Company under the Term Facility bear interest at a base rate, which is the highest of (a) the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the business day next succeeding such day plus one-half of one percent (0.50%), (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurodollar Rate (defined below) plus one percent (1.00%), in each case plus an applicable interest rate margin. Eurodollar Rate borrowings under the Term Facility bear interest at the Eurodollar Rate plus an applicable interest rate margin. The Eurodollar Rate is the rate per annum equal to the London Interbank Offered Rate as administered by the ICE Benchmark Administration (or any successor administrator), as published on the applicable Bloomberg screen page with a term equivalent to the applicable interest period. The applicable interest rate margins on all borrowings are based on the Company's leverage ratio and will range from 1.125% to 1.625% on Eurodollar Rate borrowings and 0.125% to 0.625% on Base Rate borrowings. At closing, the Term Facility was fully drawn with an outstanding balance of $185,000,000.

The Company’s obligations under the Credit Agreement are guaranteed by substantially all of its existing and future domestic subsidiaries pursuant to the Credit Agreement. The Credit Agreement contains terms and provisions (including representations, covenants and conditions) customary for transactions of this type. Financial covenants include maintenance of a maximum average total leverage ratio (average total funded debt/EBITDA) and a minimum fixed charge coverage ratio (EBITDAR/cash interest expense plus rental expense). On the last day of each fiscal quarter, our maximum average total leverage ratio must be less than 3.25 to 1.00 and our minimum fixed charge coverage ratio must be greater than or equal to 2.25 to 1.00. The Term Facility limits the declaration and payment of dividends on our common stock to no more than 50% of the preceding year’s Net Income (as defined in the Credit Agreement), provided no default or event of default has occurred and is continuing or would result therefrom and the dividends are declared and paid in a manner consistent with our past practice. The Company may repurchase shares of its common stock provided no default or event of default has occurred and is continuing or would result therefrom and our maximum average total leverage ratio (determined on a pro forma basis) is less than 2.50 to 1.00. Other covenants include restrictions on the ability of the Company to grant liens, incur indebtedness, make investments, merge or consolidate, and sell or transfer assets. Failure to comply with any of our financial covenants or any other terms of our Term Facility could result in penalty payments, higher interest rates on our borrowings or the acceleration of the maturities of our outstanding debt.

In the ordinary course of business, the Company and its affiliates have engaged, and may in the future engage, certain parties to the Credit Agreement or the affiliates of such parties to provide commercial banking, investment banking, and other services for which the Company or its affiliates pay customary fees and commissions.

The description of the Term Facility set forth above is qualified by reference to the Credit Agreement, which is filed as Exhibit 10.1 to this Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 above is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Credit Agreement, dated December 30, 2019, among Pool Corporation, as Borrower, certain of its subsidiaries, as Guarantors, and Bank of America, N.A., as Lender.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POOL CORPORATION

By:	/s/ Jennifer M. Neil
Jennifer M. Neil
Vice President, Secretary and Chief Legal Officer

Dated: January 2, 2020